                                                                       EXHIBIT V

                             STOCK OPTION AGREEMENT


     This Stock Option Agreement (the "Option Agreement"), dated as of July 7, 1998, is made between High Ridge Capital Partners Limited Partnership, a Delaware limited partnership ("High Ridge Fund"), and The Seibels Bruce Group, Inc., a South Carolina corporation (the "Company"). Reference is made to the Stock Purchase Agreement, dated as of January 20, 1996, among the Company, Charles H. Powers and Walker S. Powers (the "1996 Stock Purchase Agreement"), the Stock Option Agreement, dated as of January 30, 1996 among Charles H. Powers, Walker S. Powers, Rex Huggins and Jane Huggins (the "Individual Optionholders") and the Company (the "1996 Stock Option Agreement") and the Stock Option Purchase Agreement, dated as of November 20, 1997, among the Company, the Individual Optionholders and High Ridge Fund (the "High Ridge Fund Stock Option Purchase Agreement").


                                   WITNESSETH

     WHEREAS, pursuant to the 1996 Stock Purchase Agreement and the 1996 Stock Option Agreement, the Company granted to the Individual Optionholders an irrevocable option to purchase, from the Company, 6,250,000 shares of common stock, par value $1.00 per share ("Common Stock") of the Company, upon the terms and conditions set forth therein, which option, as the result of a reverse stock split by the Company of the Common Stock, represents as of the date hereof the right to purchase 1,562,500 shares of Common Stock;

     WHEREAS, pursuant to the High Ridge Fund Stock Option Purchase Agreement, the Individual Optionholders have sold and assigned a portion of such options to High Ridge Fund, and High Ridge Fund has purchased such portion of such options, aggregating options to purchase 703,124 shares of Common Stock, and the Company has consented to such sale and assignment in accordance with the terms of High Ridge Fund Stock Option Purchase Agreement;

     WHEREAS, High Ridge Fund and the Company have agreed to restate the terms of such options now held by High Ridge Fund pursuant to the terms hereof;

     NOW, THEREFORE, subject to the terms and conditions hereof and in consideration of the premises and the promises contained herein, High Ridge Fund and the Company hereto agree as follows:

                                   ARTICLE 1

                                 OPTION TERMS
                                 ------------

     1.1 Amount of Option. The Company hereby confirms the terms of an
         ----------------
irrevocable option (the "Option") to purchase from the Company 703,124 shares of Common Stock (the "Shares"), which Option has been assigned to High Ridge Fund by the Individual Optionholders pursuant to an Assignment Agreement dated as of June 23, 1998 by and among the Individual Optionholders and High Ridge Fund, upon the terms and conditions set forth below and in Section 1.2:

          (a) The portion of the Option with respect to 351,562 of the Shares shall have an exercise price of the greater of (i) Book Value (as defined in Section 1.1(c)) per share on the date of exercise or (ii) $6.00 per share. This portion of the Option for 351,562 of the Shares shall terminate on December 31, 1998.

          (b) The portion of the Option with respect to the remaining 351,562 of the Shares shall have an exercise price of the greater of (i) Book Value (as defined Section 1.1(c)) per share on the date of exercise or (ii) $8.00 per share. This portion of the Option for 351,562 of the Shares shall terminate on December 31, 2000.

          (c) For purposes of this Option Agreement, "Book Value" shall be the total shareholders equity of the Company divided by the shares issued and outstanding, determined under the standard practices of the Company and reported on SEC Form 10-Q, as of the end of the previous calendar quarter.

     1.2  Additional Terms and Conditions.  In addition to the terms and
          -------------------------------
conditions in Section 1.1, the Option shall be subject to the following terms and conditions:

          (a) Each exercise of the Option must be made in an amount equal to at least 500 shares.

          (b) Full payment of the exercise price must be made to the Company upon exercise of the Option, whether in whole or in part, by certified or cashier's check or wire transfer.

          (c) The Option is not transferable by High Ridge Fund, except as provided in Article 3 of this Option Agreement.

          (d) The Option is irrevocable until termination under Section 1.1(a) or (b).


                                   ARTICLE 2

                   EXERCISE OF OPTION AND ISSUANCE OF SHARES
                   -----------------------------------------

     2.1  Exercise of Option.  To exercise the Option, in whole or in part, High
          ------------------
Ridge Fund must deliver to the Company written notice, signed by High Ridge Fund, stating the number of Shares High Ridge Fund elects to be purchased, and stating that payment to the Company is made as described in Section 1.2(b).

     2.2  Issuance of Shares.  Upon exercise of all or part of the Option, the
          ------------------
Company shall issue the appropriate number of Shares to High Ridge Fund within 30 days or such later time as may be deemed necessary by the Company's Board of Directors on the advice of counsel, to comply with applicable federal or state securities laws or state insurance laws.

     2.3  Securities Act of 1933.
          ----------------------

          (a) Unregistered Securities. High Ridge Fund understands that the
              -----------------------
Option acquired pursuant to this Agreement and the Shares underlying the Option have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or under applicable state securities laws, in reliance upon exemptions thereunder from such registration requirements afforded by Section 4(2) of the Securities Act and Regulation D thereunder, governing the offer and sale of securities to accredited investors, and other applicable exemptions. High Ridge Fund agrees that there shall be imprinted on the face of any certificate(s) of the Shares issued pursuant to a partial or full exercise of the Option issued pursuant to this Agreement a restrictive legend substantially in the form set forth in Section 2.3(b) below.

          (b) Restrictive Legend.  High Ridge Fund understands and agrees that
              ------------------
any disposition of the Shares in violation of this Agreement shall be null and void, and that no transfer of Shares shall be made by the Company's transfer agent upon the Company's stock transfer books unless there has been compliance with the terms of this Agreement. High Ridge Fund understands and agrees that there shall be imprinted on the certificates for the Shares a legend substantially in the form as the following:

               The option under which the shares of common stock represented by this certificate was acquired and the shares acquired under exercise of that option have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold unless the shares are registered under the Securities Act, or an exemption from the registration requirements under the Securities Act is available.

          (c) The Option.  High Ridge Fund acknowledges that the Option has
              ----------
not been registered under the Securities Act. High Ridge Fund is acquiring beneficial ownership of the Option for its own account for investment, and not with a view to a distribution. High Ridge Fund agrees not to transfer or otherwise dispose of the Option unless such transfer or other disposition is registered under the Securities Act or is exempt from such registration. By reason of High Ridge Fund's knowledge and experience in financial and business matters, High Ridge Fund is capable of evaluating the merits and risks of its acquisition hereunder of beneficial ownership of the Option. High Ridge Fund has had available such information with respect to the Company as deemed necessary or appropriate to make such evaluation. High Ridge Fund has the financial resources to bear the risk of ownership of the Option.

          (d) Cooperation With Filings.  High Ridge Fund covenants to provide
              ------------------------
the Company with all information concerning High Ridge Fund necessary to enable the Company to make all required Securities and Exchange Commission ("SEC"), insurance regulatory, and other filings required in connection with this Agreement.

          (e) Due Execution: Binding Effect.  This Agreement has been duly
              -----------------------------
executed by or on behalf of High Ridge Fund and is a valid and binding obligation enforceable against High Ridge Fund in accordance with its terms, except as enforceability thereof may be limited by the exercise of judicial discretion, the laws of bankruptcy, insolvency, reorganization, moratorium, or other similar laws from time to time in effect relating to or affecting generally the enforcement of creditors' rights, and except as enforcement of remedies may be limited by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     2.4  Change in Capital Stock Structure.  In the event of a stock dividend,
          ---------------------------------
stock split or combination of shares, recapitalization or merger in which the Company is the surviving corporation, or other change in the Company's capital stock (including, but not limited to the creation or issuance to shareholders generally of rights, options or warrants for the purchase of common stock or preferred stock of the Company), the number and kind of shares of stock or securities of the Company to be subject to the Option then remaining outstanding, the number of additional Shares with respect to which the Option is unexercised, and the exercise price shall be appropriately adjusted by the Company.


                                   ARTICLE 3

                            RESTRICTIONS ON RESALE
                            ----------------------

     High Ridge Fund shall not sell, transfer, assign or otherwise dispose of any Shares purchased by exercising Options granted by this Agreement (or the Option itself), other than to a corporation of which High Ridge Fund owns not less than 80% of the voting power entitled to be cast in the election of directors of such corporation, except as set forth below. High Ridge Fund shall not sell, transfer, assign or otherwise dispose of its beneficial interest in any Shares or the Option, except:

          (a) to the Company or to any person approved in a resolution adopted by a majority of the Board of Directors of the Company (excluding for the purposes of such approval any directors nominated or designated by High Ridge Fund pursuant to any agreement, arrangement or understanding between High Ridge Fund and the Company);

          (b) subject to Article 4, pursuant to an underwritten public offering of Shares managed by an investment banking firm reasonably acceptable to the Company and registered under the Securities Act;

          (c) in one or more privately negotiated transactions exempt from registration under the Securities Act; provided that prior to making a transfer pursuant to this clause (c), High Ridge Fund shall obtain a representation from its transferee addressed to High Ridge Fund and the Company that such Shares are being acquired for investment only;

          (d) pursuant to Rule 144 under the Securities Act;

          (e) to a corporation of which High Ridge Fund and its affiliates own not less than 80% of the voting power entitled to be cast in the election of directors (a "Controlled Corporation"); provided that such Controlled Corporation shall expressly assume in a writing duly executed by it and delivered to the Company all of the obligations and restrictions contained in this Agreement pertaining to High Ridge Fund and shall agree to transfer such Shares to High Ridge Fund or another Controlled Corporation of High Ridge Fund if it ceases to be a Controlled Corporation of High Ridge Fund;

          (f) in a merger or consolidation in which the Company is acquired, or a plan of liquidation of the Company; or

          (g) in response to an offer to purchase or exchange for cash or other consideration any Shares (i) which is made by or on behalf of the Company or
(ii) which is made by or on behalf of any Person or Group (as such terms are defined in the 1996 Stock Purchase Agreement) and which is approved by the Board of Directors of the Company at least two business days prior to the expiration of such offer.

Notwithstanding the foregoing, High Ridge Fund shall not sell in the aggregate, pursuant to clause (c) or (d) above, Shares representing more than 10% of the Outstanding Voting Power (as such term is defined in the 1996 Stock Purchase Agreement) of the Company to any Person or Group or sell any Shares to any such Person or Group who shall have on file with the SEC a current statement on
Schedule 13D under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), reporting its beneficial ownership of 10% or more of the outstanding voting power of the Company.



                                   ARTICLE 4

                            REGISTRATION OF SHARES
                            ----------------------

     4.1  Certain Definitions.   The following terms as used in this Section
          -------------------
shall have the meanings indicated therefor:

          (a) "Effective Date" means the date on which a Registration becomes or is declared effective by the SEC.

          (b) "Piggy-back Registration" means a Registration of all or a portion of the Shares pursuant to Section 4.2, whether or not the registration statement becomes effective.

          (d) "Registration" means the preparation of a registration statement under the Securities Act and the taking of such other action as shall be reasonable and appropriate to cause the registration provided for in such registration statement to be filed and become effective under the Securities Act, such registration to be filed on any registration statement form for which the Company is eligible and which it elects to utilize.

          (e) "Registration Expenses" means all expenses, other than Selling Expenses, incurred by the Company in effecting a Piggy-back Registration requested pursuant to and otherwise complying with the Company's obligations under this Section, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company and of independent public accountants engaged by the Company to conduct any special audits incident to or required to be included in any such Registration.

          (f) "Selling Expenses" means all stock transfer taxes and underwriters' discounts and commissions applicable to the sale of all or certain of the Shares by High Ridge Fund.

     4.2  Piggy-Back Registration.
          -----------------------

          (a) Notice of Possible Registration of Shares.  Each time before
              -----------------------------------------
December 31, 1999 that the Company proposes to effect a Registration of any shares of the same class as the Shares, other that a registration on Form S-4 or S-8, or other similar registration form hereafter authorized or prescribed by the SEC, it will give written notice at least 30 days before the proposed filing date therefor to High Ridge Fund and, upon the written request of High Ridge Fund given within 10 business days after the date of such notice, the Company will, subject to the limitations set forth elsewhere in this Section, include in such Registration the Shares which High Ridge Fund has so requested to be registered. High Ridge Fund shall be entitled to two Piggy-back Registrations.

     4.3  Termination of Registration Rights.  The right of High Ridge Fund to a
          ----------------------------------
Piggy-back Registration will terminate when High Ridge Fund no longer owns beneficially at least 20% of the Shares represented by the Option, adjusted to give effect to stock dividends, stock splits and other similar changes to the capital structure of the Company.

     4.4  Registration Procedure.  Subject to the limitations set forth
          ----------------------
elsewhere in this Section, if the Company receives a request to register any Shares pursuant to Section 4.2 which complies with the terms of this Article 4, the Company will use its best efforts to:

          (a) keep any effective registration statement effective and current until the earlier of (i) the completion of the distribution of the Shares so registered or (ii) expiration of 90 days after the Effective Date;

          (b) furnish to High Ridge Fund such number of copies of a summary prospectus, if any, or other prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents in such numbers as High Ridge Fund may reasonably request in order to facilitate the public sale or other disposition of the Shares registered;

          (c) cooperate with High Ridge Fund and High Ridge Fund's counsel to register or qualify the Shares covered by such Registration under the securities or "blue sky" laws of such states of the United States as High Ridge Fund shall reasonably request not to exceed five (5) states and, in any event, at High Ridge Fund's expense;

          (d) promptly advise High Ridge Fund as to the following: (i) the time at which the registration statement or any post-effective amendment thereto shall have become effective, the time at which any amendment or supplement to the prospectus is filed with the SEC and the time at which the offering and sale may commence, (ii) any request by the SEC for any amendment to such registration statement or the prospectus or for additional information, and the nature and substance thereof, and (iii) the issuance by the SEC or any other federal or state governmental authority or court of any order or similar process suspending the effectiveness of such registration statement or the suspension of the qualification of Shares for sale in any jurisdiction, or the initiation (or threat thereof in writing) of any proceedings for that purpose, and the Company will use its best efforts to prevent the issuance of such order or process and, if all such order or process shall be issued, to obtain the withdrawal thereof at the earliest possible time.

     4.5  Underwriting.
          ------------

          (a) Underwritten Distribution May be Requested.  If the Company
              ------------------------------------------
proposes to offer, issue and sell securities of the same class as the Shares in an underwritten distribution by the Company in a Registration covering Shares then the right of High Ridge Fund to Registration of High Ridge Fund's Shares shall be conditioned, subject to the further terms and conditions hereof, on the Company's best effort to effect the inclusion of the Shares of High Ridge Fund requested to be so registered in such underwriting.

          (b) Selection of Underwriters.  The Company shall have the sole right
              -------------------------
to select the managing underwriter to effect any underwritten distribution of the Shares.

          (c) Underwriting Agreement.  In the case of an underwritten
              ----------------------
Registration, the Company and High Ridge Fund shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected in accordance with this Section and shall agree not to effect any public sale or distribution of securities of the same class as the Shares other than as part of such underwriting within 90 days (or such other period as may be negotiated) after the Effective Date of such registration statement.

          (d) Limitation on Shares to be included in an Underwritten
              ------------------------------------------------------
Registration. If the managing underwriter advises the Company in writing that
------------
marketing factors require a limitation of the number of Shares to be underwritten, then the Company will provide a copy of such writing to High Ridge Fund and High Ridge Fund shall be entitled to consult with the underwriters concerning such advice. High Ridge Fund shall be entitled to sell only the maximum number of Shares that may, in the opinion of such underwriters after such consultation with High Ridge Fund, be sold by High Ridge Fund.

     4.6  Expenses.
          --------

          (a) Registration Expenses.  The Company will bear Registration
              ---------------------
Expenses for a Registration commenced or completed pursuant to this Section.

          (b) Selling Expenses.  All Selling Expenses in connection with any
              ----------------
Registration commenced or completed pursuant to this Section will be borne by High Ridge Fund.

          (c) Mitigation of Company's Obligations.  (i) The Company shall have
              -----------------------------------
no obligation to bear Registration Expenses if the Company is informed by the South Carolina Insurance Department that it will not allow any direct or indirect Subsidiary of the Company to pay a dividend or make a distribution to the Company to provide funds for the payment of Registration Expenses. The Company agrees to use its best efforts to cause such Department to give its approval of such a dividend or distribution.

              (ii) If the Company is relieved from bearing any Registration Expenses pursuant to this subsection, High Ridge Fund may assume the obligation to pay such Registration Expenses and the Company will proceed with the Registration.

              (iii) If, within three years of the Effective Date of a Registration for which High Ridge Fund bore the Registration Expenses which otherwise would have been borne by the Company, the Company has funds available to it, it will upon request reimburse High Ridge Fund for such Registration Expenses borne by it.

     4.7  Indemnification.
          ---------------

          (a) Indemnification by the Company.  In each case of a Registration of
         ------------------------------
Shares pursuant to the registration rights granted hereby, the Company will indemnify, save and hold harmless High Ridge Fund, each underwriter thereof, and each officer and director of any such underwriter from and against any claim, damage, loss, settlement, or liability, arising out of or based on any untrue statement or alleged untrue statement of a material fact contained in any registration statement, any summary prospectus, prospectus or preliminary prospectus contained therein or any amendment or supplement thereto (including, in each case, documents incorporated therein by reference) or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and will reimburse each such person for all legal or other expenses reasonably incurred in connection with the investigation or defense of any such claim, damage, loss or liability; provided, however, that the Company will not be liable in any such case to the extent that such claim, damage, loss or liability arises out of or is based upon any untrue statement, alleged untrue statement, omission or alleged omission, made in or omitted from such materials in reliance upon and in conformity with written information in regard to the person or entity seeking indemnification which information was furnished to the Company specifically for use in the preparation of such registration statement, summary prospectus, prospectus or preliminary prospectus or any amendment or supplement thereto by High Ridge Fund, any underwriter or other person, or their respective agents; and provided further that the foregoing indemnification with respect to a preliminary prospectus shall not inure to the benefit of any underwriter from whom the person asserting any such claim, damage, loss or liability purchased any of Shares if a copy of the final prospectus had not been sent or given to such person at or prior to written confirmation of the sale of such Shares to such person and the untrue statement or omission of a material fact contained in such preliminary prospectus was corrected in the final prospectus.

          (b) Indemnification by High Ridge Fund.  High Ridge Fund will
              ----------------------------------
indemnify, save and hold harmless the Company, each officer and director of the Company and each person who controls the Company (within the meaning of the Securities Act) to the same extent (and subject to the same limitations) as the foregoing indemnity from the Company to High Ridge Fund, but only with respect to information relating to High Ridge Fund and furnished to the Company by High Ridge Fund or its agents specifically for use in any registration statement, any summary prospectus, prospectus, or preliminary prospectus contained therein or any amendment or supplement thereto including, in each case, the documents incorporated therein by reference.

          (c) Counsel Fees and Expenses; Settlements.  In case any proceeding
         --------------------------------------
(including any governmental investigation) shall be instituted involving any person in respect of which indemnification may be sought pursuant to this
Section 4.7 (the "Indemnified Party"), such Indemnified Party shall promptly notify the person from whom such indemnity may be sought (the "Indemnifying Party") in writing and the Indemnifying Party, at its election, may retain counsel reasonably satisfactory to the Indemnified Party to represent both the Indemnifying Party and the Indemnified Party in such proceeding. In any such proceeding, the Indemnified Party shall have the right to retain counsel in addition to counsel provided pursuant to the preceding sentence, but the fees and expenses of such additional counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party has agreed to the retention of such additional counsel at its expense or (ii) the named parties (including any impleaded parties) to any such proceeding include both the Indemnifying Party and the Indemnified Party (or another person), the Indemnifying Party proposes that the same additional counsel represent both the Indemnifying Party and the Indemnified Party (or such other person), and representation of both such persons by the same counsel would be inappropriate due to actual or potential differing interests between them. Except as provided in the preceding sentence, the Indemnifying Party will not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one firm qualified in such jurisdiction to act as counsel for all such Indemnified Parties. Such firm shall be approved as satisfactory in writing by High Ridge Fund in the case of Indemnified Parties and pursuant to Section 4.7(a) and by the Company in the case of Indemnified Parties indemnified pursuant to Section 4.7(b). The Indemnifying Party shall not be liable for any settlement of any litigation or proceeding effected without the Indemnifying Party's written consent. The Indemnifying Party will not, without the Indemnified Party's written consent, settle or compromise any proceeding or consent to entry of any judgment which would impose an injunction or other equitable relief upon such Indemnified Party or which does not include as an unconditional term thereof the release of such Indemnified Party from all liability in respect to such proceeding. In the event that the Indemnifying Party, within a reasonable time after notice of any such proceeding, fails to provide counsel, the Indemnified Party shall have the right (upon further notice to the Indemnifying Party) to retain counsel and undertake the defense, compromise or settlement of such proceeding for the account of the Indemnifying Party, subject to the right of the Indemnifying Party to assume the defense of such proceeding at any time prior to settlement, compromise or final determination thereof. The cost and expense of counsel so retained by the Indemnified Party shall be borne by the Indemnifying Party, and the Indemnifying Party shall be bound by, and shall pay the amount of, any settlement, compromise, final determination, or judgment reached while the Indemnified Party was represented by counsel retained by the Indemnified Party pursuant to this Section.

          (d) Other Terms Required by Underwriters.  The indemnification
              ------------------------------------
pursuant to the foregoing provisions of this Section 4.7 shall be on such other terms and conditions as are at the time customary and reasonably required by underwriters in public offerings, including providing for contribution in the event indemnification provided for in this Section 4.7 is unavailable or insufficient, all as shall be set forth in an underwriting agreement between the Company, High Ridge Fund and the underwriter.

     4.8  Provision of information by High Ridge Fund.  In connection with any
          -------------------------------------------
Registration to be effected pursuant to this Agreement, High Ridge Fund shall furnish the Company such written information regarding High Ridge Fund as the Company may request in writing, which information shall be required in connection with any registration, qualification or compliance referred to in this Agreement for inclusion in the registration statement (and the prospectus included therein).

     4.9  Agreements of High Ridge Fund.  If requested by the Company, High
          -----------------------------
Ridge Fund will execute and deliver to the Company an agreement, in form reasonably satisfactory to the Company, that High Ridge Fund will comply with all applicable prospectus delivery requirements of the Securities Act and all anti-stabilization, manipulation and similar provisions of the Exchange Act and any rules promulgated thereunder, and will furnish to the Company information about sales made in such public offering. The Company's obligations to effect the Registration of Shares of High Ridge Fund under this Agreement shall be conditioned upon High Ridge Fund's complying with the foregoing provisions.

     4.10  Market Standstill Agreement.  In addition to the provisions of
           ---------------------------
Section 4.5(c), if requested by the Company or by the managing underwriter in respect of any Registration provided for in this Article 4, High Ridge Fund will agree not to sell or otherwise transfer or dispose of any Shares (or other securities of the Company) held by it during the ninety (90) day period following the effective date of any registration statement filed in respect of any Registration or such other period as may be negotiated with the managing underwriter. Such agreement shall be in writing and in form reasonably satisfactory to the Company and such managing underwriter. The Company may impose stop-transfer instructions with respect to the Shares (or other securities) subject to the foregoing restrictions until the end of such ninety
(90) day or other period.


                                   ARTICLE 5

                                 MISCELLANEOUS
                                 -------------

     5.1  Governing Law.  This Option Agreement shall be deemed to be a contract
          -------------
under the laws of the State of South Carolina and will be construed in accordance with and governed by the laws of said State. Both parties agree to submit to the jurisdiction of the Court of Common Pleas for Richland County, Columbia, South Carolina in settlement of any dispute or controversy arising under or in connection with this Option Agreement.

     5.2  Parties in Interest; Assignment.  This Option Agreement shall be
          -------------------------------
binding upon and inure to the benefit of the parties hereto and to each of their respective successors or permitted assigns, but this Option Agreement and the rights and obligations under this Option Agreement shall not be assignable by either the Company or High Ridge Fund without written consent of the other party.

     5.3  Agreement.  This Option Agreement and High Ridge Fund Stock Option
          ---------
Purchase Agreement contain the entire agreement between the parties hereto with respect to the Option for the Shares and supersedes any prior agreements or understandings between or among any of the parties hereto relating to the Option.

     5.4  Notices.  All notices and other communications hereunder shall be in
          -------
writing and shall be deemed to have been duly given when received, and shall be given in person, by certified mail, return receipt requested or by an independent messenger service which obtains a receipt upon delivery to a party at the following addresses or to such other address as a party may hereafter specify by notice:

     if to the Company:
     -----------------

         The Seibels Bruce Group, Inc.
         1501 Lady Street
         Columbia, South Carolina 29201
         Attn:  John A. Weitzel, President and Chief Executive Officer
         Fax: 803-748-2309
     if to High Ridge Fund:
     ---------------------

         Steven J. Tynan
         James L. Zech
         High Ridge Capital Partners Limited Partnership
         Four Stamford Plaza
         107 Elm Street
         P.O. Box 120043
         Stamford, Connecticut 06912
         Fax: 860-526-5870

         with copies to:

         James A. FitzPatrick, Jr., Esq.
         Dewey Ballantine LLP
         1301 Avenue of the Americas
         New York, NY 10019
         Fax: 212-259-6333

     5.5  Modification.  No amendment or modification of or supplement to this
          ------------
Option Agreement will be effective unless it is in writing and duly executed by each party to be charged thereunder.

     IN WITNESS WHEREOF, the parties have executed this Option Agreement as of the date first above-written.


                         THE COMPANY:

                         THE SEIBELS BRUCE GROUP, INC.

                             /s/ John A. Weitzel
                         By:_____________________________________________
                            Name:   John A. Weitzel
                            Title:  President and Chief Executive Officer


                         HIGH RIDGE FUND:

                         HIGH RIDGE CAPITAL PARTNERS
                         LIMITED PARTNERSHIP


                         By:   HRC General Partner Limited
                               Partnership
                         Its:  General Partner

                               By:  High Ridge Capital LLC
                               Its: General Partner
                                        /s/ Steven J. Tynan
                                    By:___________________
                                    Name: Steven J. Tynan
                                    Title: Principal